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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-77399

                              Prospectus Supplement
                      (To Prospectus Dated April 30, 1999)

                                  30,000 Shares

                                  GATEWAY, INC.
                                  Common Stock

                       -----------------------------------

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS

                              PLAN OF DISTRIBUTION

         We entered into a Stock and Warrant Purchase and Investor Rights Agreement dated as of April 26, 2000, as amended on September 15, 2000, with eSoft, Inc. In the amendment, eSoft agreed to purchase 30,000 shares of our common stock for an aggregate purchase price of $3,000,000. In April 2000, we also purchased 640,796 shares of eSoft's common stock for $12,500,000, and on September 15, 2000, we will make a $12,500,000 4-year loan to eSoft with a 7% interest rate. The loan will be convertible into eSoft common stock at our option at a conversion price that can range from $11.00 to $19.507. In addition, eSoft will issue to us a 5-year warrant to purchase 600,000 shares of eSoft common stock at an exercise price of $11.00 per share, which becomes exerciseable when we achieve certain product development and sales criteria for joint eSoft/Gateway products. We have also entered into a Master Software License and Services Agreement dated as of February 22, 2000, as amended on September 15, 2000, with eSoft in which eSoft has agreed to develop a software product that we have agreed to incorporate with one of our hardware products to market and sell. There has been no material relationship between eSoft and us in the past three years other than as described above.

        eSoft may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We will not pay any compensation in conjunction with the sale of our common stock to eSoft described above.

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                                 USE OF PROCEEDS

         We will receive $3,000,000 gross cash proceeds from the sale of common stock to eSoft described above. The proceeds will be used for general corporate purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents indicated on page 7 of our prospectus and our annual report on Form 10-K for the year ended December 31, 1999, our proxy statement dated April 6, 2000 and our Form 10Qs for the quarters ended March 31, 2000 and June 30, 2000.

                           MARKET FOR OUR COMMON STOCK

         On September 11, 2000 the last reported sale price of our common stock on the New York Stock Exchange was $62.91 per share. Our common stock is listed on the New York Stock Exchange under the symbol "GTW." The common stock sold under this prospectus supplement will be listed on the New York Stock Exchange.

         As of September 11, 2000, we had 323,017,280 shares of common stock outstanding.

                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is September 15, 2000